SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K



                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported)
                                January 14, 2000




                         YONKERS FINANCIAL CORPORATION
--------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its Charter)



Delaware                            0-277716                       13-3870836
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(State or other jurisdiction   (Commission File No.)             (IRS Employer
of incorporation)                                            Identification No.)



6 Executive Plaza, Yonkers, New York                                  10701
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(Address of principal executive offices)                             (Zip Code)



Registrant's telephone number, including area code: (914) 965-2500



                                      N/A
--------------------------------------------------------------------------------
         (Former name or former address, if changed since last report)

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



ITEM 5.   OTHER EVENTS

     On January 14, 2000, Yonkers Financial Corporation issued the press release attached as Exhibit 99.


ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

     (a)  Exhibits

          99   Press release dated January 14, 2000




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



                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            YONKERS FINANCIAL CORPORATION



Date:  January 27, 2000            By:      /s/ Richard F. Komosinski
       ----------------                     ----------------------------------
                                            Richard F. Komosinski, President and
                                              Chief Executive Officer


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



                                   EXHIBIT 99

DATE:          January 14, 2000

CONTACTS:      Richard F. Komosinski, President and CEO
               Joseph D. Roberto, Vice President, Treasurer and CFO

PHONE:         914-965-2500

FOR IMMEDIATE RELEASE
----------------------

       YONKERS FINANCIAL CORPORATION REPORTS A 25.9% INCREASE IN DILUTED
           EARNINGS PER SHARE FOR THE QUARTER ENDED DECEMBER 31, 1999
            AND DECLARES QUARTERLY CASH DIVIDEND OF $0.09 PER SHARE
                   SUBSTANTIAL INCREASE IN ASSETS ALSO NOTED

     Yonkers, New York - January 14, 2000, Yonkers Financial Corporation (NASDAQ: YFCB) (the "Company"), the holding company for The Yonkers Savings and Loan Association, FA (the "Association"), reported net income of $704,000 or diluted earnings per common share of $0.34 for the quarter ended December 31, 1999, compared to net income of $667,000 or diluted earnings per common share of $0.27 for the quarter ended December 31, 1998, representing a 25.9% increase in diluted earnings per share. Basic earnings per common share were $0.35 for the quarter ended December 31, 1999, a 29.6% increase, from $0.27 for the 1998 quarter.

     The Company also announced that the Board of Directors, at its January 12, 2000 meeting, declared a cash dividend of $0.09 per share, payable February 18, 2000 to holders of record as of February 7, 2000. The dividend represents the Company's fifteenth consecutive quarterly cash dividend since converting to stock form. Richard F. Komosinski, the Company's President and Chief Executive Officer, said, "We have started fiscal 2000 on a very positive note, with dramatically increased earnings per share and impressive growth of our company. We remain committed to enhancing shareholder value and the Board believes that the substantial increase in earnings per share represents a significant increase in value for our shareholders."

     Total assets at December 31, 1999 amounted to $506.2 million, an increase of $48.5 million, or 10.6%, from $457.7 million at September 30, 1999. Asset growth during the period was funded primarily through proceeds from borrowings under Federal Home Loan Bank ("FHLB") advances and securities repurchase agreements, as well as growth in the Company's deposit base relating to the expansion of its retail franchise. Total borrowings increased by $38.1 million to $186.0 million at December 31, 1999 from $147.9 million at September 30, 1999. Deposits increased $12.7 million to $285.7 million at December 31, 1999 from $273.0 million at September 30, 1999.

     Funds provided by borrowings and deposit growth, as well as proceeds from the sales of mortgages held for sale, were primarily invested in new loans. Overall, total loans (loans receivable and mortgage loans held for sale) increased $49.5 million or 16.6%, to $348.7 million at December 31, 1999 from $299.2 million at September 30, 1999. The loan growth during the quarter ended December

31, 1999 primarily reflects originations (net of repayments) of $52.5 million, less $3.0 million in loans sold. Total securities decreased $5.1 million to $133.5 million at December 31, 1999 million from $138.6 million at September 30, 1999.

     Stockholders' equity amounted to $31.6 million at December 31, 1999 a $403,000 decrease from September 30, 1999. The decrease is primarily attributable to a $1.2 million decrease in the after-tax net unrealized loss on available-for-sale securities, partially offset by net income retained after dividends of $509,000, and a combined increase of $239,000 relating to the employee stock ownership plan and the management recognition plan. The ratio of stockholders' equity to total assets decreased to 6.2% at December 31, 1999 from 7.0% at September 30, 1999 reflecting the substantial asset growth coupled with the net decrease in stockholders' equity. Book value per share (computed based on total shares issued less treasury shares) was $14.12 at December 31, 1999, a slight decrease from $14.30 at September 30, 1999.

     Net interest income for the three months ended December 31, 1999 was $3.5 million, an increase of $596,000 from $2.9 million for the prior year's period. The increase primarily reflects a rise in the average interest rate spread, partially offset by a decline in net interest-earning assets (total interest-earning assets less total interest-bearing liabilities). The increase in the average interest rate spread is primarily a result of a higher yield on the securities portfolio, as well as a slight decrease in the cost of funds. The Company's average interest rate spread for the three months ended December 31, 1999 increased to 2.65% from 2.51% for the comparable 1998 period, while the net interest margin decreased to 2.88% for the 1999 three-month period from 3.04% a year earlier.

     The provision for loan losses was $35,000 and $75,000 for the three months ended December 31, 1999 and 1998, respectively. The provision in each period reflects management's evaluation of the adequacy of the allowance for loan losses. Non-performing loans totaled $766,000 at December 31, 1999, compared to $755,000 at September 30, 1999 and $720,000 at December 31, 1998. The ratio of non-performing loans to total loans receivable was 0.22% at December 31, 1999, compared to 0.25% at September 30, 1999 and 0.37% at December 31, 1998. The allowance for loan losses was $1.6 million or 0.44% of total loans receivable at December 31, 1999, compared to $1.5 million or 0.50% of total loans receivable at September 30, 1999 and $1.4 million or 0.70% at December 31, 1998. The ratio of the allowance for loan losses to non-performing loans was 203.26% at December 31, 1999, compared to 199.07% at September 30, 1999 and 191.11% at December 31, 1998.

     Non-interest income for the three months ended December 31, 1999 increased $20,000 to $310,000, from $290,000 for the comparable period in 1998. The increase is primarily attributable to a $128,000 increase in service charges and fee income, substantially offset by a $114,000 decrease in the net gain on sales of real estate mortgage loans held for sale. The increase in service charges and fee income primarily results from increases in transaction volume, in addition to $15,000 in income from Yonkers Financial Services, Inc, a wholly-owned subsidiary of the Association that began its operations to sell annuities and mutual funds in the quarter ended December 31, 1999. In the three months ended December 31, 1999, mortgage loan sales totaled $3.0 million resulting in net gains of $23,000 (including the recognition of mortgage servicing assets), as compared to loan sales of $20.1 million in the 1998 quarter, which resulted in gains of $137,000.

     Non-interest expense increased $662,000 to $2.6 million for the three months ended December 31, 1999, compared to $1.9 million for the three months ended December 31, 1998. Compensation and benefits expense increased $311,000 from the prior year primarily due to increased costs relating to additional staffing in three new in-store branches and the loan department coupled with performance-based increases for certain staff members. The increases of $110,000 in occupancy and equipment expense and $29,000 in data processing service fees primarily reflects increased costs associated with the establishment of in-store branches in May 1999, September 1999, and October 1999. The $207,000 increase in other non-interest expense is primarily attributable to increased costs relating to: the three additional in-store branches; increased production in the loan department and the establishment of a real estate investment trust, Yonkers REIT, Inc. (the "REIT"), a wholly-owned subsidiary of the Association, in March 1999.

     Income tax expense was approximately $420,000 for the three months ended December 31, 1999 and $463,000 for the comparable 1998 period, reflecting effective tax rates of 37.4% and 41.0%, respectively. The decrease in the effective tax rate reflects the ancillary benefits from the aforementioned REIT. Under current law, all income earned by the REIT distributed to the Association in the form of a dividend has the effect of reducing the Company's New York State income tax expense.

     The Company was organized in 1995, as the holding company for the Association. The Association currently serves the financial needs of communities in its market area through four traditional retail offices and one lending center  located in  Yonkers,  New York and five  in-store  branches,  located in
Wappingers Falls, Yorktown Heights, Mt. Vernon, Cortlandt Manor and Poughkeepsie, New York.

     The Company's stock trades on The Nasdaq Stock Market under the symbol "YFCB".

This press release contains certain forward-looking statements consisting of estimates with respect to the financial condition, results of operations and business of the Company and the Bank. These estimates are subject to various factors that could cause actual results to differ materially from these estimates. Such factors include (i) the effect that an adverse movement in interest rates could have on net interest income, (ii) customer preferences,
(iii) national and local economic and market conditions, (iv) higher than anticipated operating expenses and (v) a lower level of or higher cost for deposits than anticipated. The Company disclaims any obligation to publicly announce future events or developments that may affect the forward-looking statements herein.

                                     -END-


                  YONKERS FINANCIAL CORPORATION AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                                   (Unaudited)
                       (In thousands, except share data)
                                                                                December 31,          September 30,
                                                                                    1999                   1999
ASSETS
 Cash and cash equivalents:
  Cash and due from banks                                                       $  5,666              $   4,651
                                                                                ----------------      -------------
      Total cash and cash equivalents                                              5,666                  4,651
                                                                                ----------------      -------------
Securities:
 Available for sale, at fair value (amortized cost of $119,093 at
  December 31, 1999 and $120,996 at September 30, 1999)                          112,920                116,712
 Held to maturity, at amortized cost (fair value of $20,470 at
  December 31, 1999 and $21,959 at September 30, 1999)                            20,573                 21,936
                                                                                -------------         -------------
   Total securities                                                              133,493                138,648
                                                                                -------------         -------------
Real estate mortgage loans held for sale, at lower of cost or market value         2,108                  1,226
                                                                                -------------         -------------
Loans receivable, net:
    Real estate mortgage loans                                                   339,393                291,199
    Consumer and commercial business loans                                         8,770                  8,254
    Allowance for loan losses                                                     (1,557)                (1,503)
                                                                                -------------         --------------
     Total loans receivable, net                                                 346,606                297,950
                                                                                --------------        --------------
Accrued interest receivable                                                        3,007                  2,750
Federal Home Loan Bank stock                                                       9,298                  7,397
Office properties and equipment, net                                               2,083                  1,984
Other assets                                                                       3,912                  3,089
                                                                                -------------         -------------
  Total assets                                                                  $506,173              $ 457,695
                                                                                =============         =============
LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities:
  Deposits                                                                      $285,700              $ 272,974
  Securities repurchase agreements                                               108,771                 99,987
  FHLB advances                                                                   77,194                 47,948
  Other liabilities                                                                2,894                  4,769
                                                                                -------------         -------------
   Total liabilities                                                             474,559                425,678
                                                                                -------------         -------------
Stockholders' equity:
 Preferred stock (par value $0.01 per share: 100,000 shares authorized; none
  issued or outstanding)                                                             ---                    ---
 Common stock (par value $0.01 per share: 4,500,000 shares authorized; 3,570,750
  shares issued)                                                                      36                     36
   Additional paid-in-capital                                                     35,320                 35,225
   Unallocated common stock held by employee stock ownership plan                 (1,785)                (1,857)
   Unamortized awards of common stock under management recognition plan             (548)                  (621)
    Treasury stock, at cost (1,332,011) shares                                   (21,866)               (21,866)
    Retained income, substantially restricted                                     24,161                 23,652
    Accumulated other comprehensive loss                                          (3,704)                (2,552)
                                                                                -------------        ---------------
       Total stockholders' equity                                                 31,614                 32,017
                                                                                -------------        ---------------
       Total liabilities and stockholders' equity                               $506,173               $457,695
                                                                                =============        ===============


                  YONKERS FINANCIAL CORPORATION AND SUBSIDIARY
                        CONSOLIDATE STATEMENTS OF INCOME
                                  (Unaudited)
                     (In Thousands, except per share data)

                                                                                             For the Three Months
                                                                                              Ended December 31
                                                                                  ------------------------------------------

                                                                                       1999                  1998
                                                                                       ----                  ----
Interest and dividend income:
 Loans                                                                                  6,042                 3,759
 Securities                                                                             2,387                 2,679
 Other earning assets                                                                     159                   183
                                                                                  --------------------  --------------------
  Total interest and dividend income                                                    8,588                 6,621
                                                                                  --------------------  --------------------

Interest expense:
  Deposits                                                                              2,675                 2,381
  Securities repurchase agreements                                                      1,614                 1,248
  FHLB advances                                                                           847                   136
                                                                                  --------------------  --------------------
   Total interest expense                                                               5,136                 3,765
                                                                                  --------------------  --------------------
     Net interest income                                                                3,452                 2,856

Provision for loan losses                                                                  35                    75
                                                                                  --------------------  --------------------
     Net interest income after provision for loan losses                                3,417                 2,781

Non-interest income:
 Service charges and fees                                                                 269                   141
 Net gain on sales of real estate mortgage loans held for sale                             23                   137
 Net gain on sales of securities                                                            4                     3
 Other                                                                                     14                     9
                                                                                  --------------------  --------------------
  Total non-interest income                                                               310                   290
                                                                                  -------------------  --------------------
Non-interest expense:
 Compensation and benefits                                                              1,467                 1,156
 Occupancy and equipment                                                                  338                   228
 Data processing service fees                                                             179                   150
 Federal deposit insurance costs                                                           38                    33
 Other                                                                                    581                   374
                                                                                  --------------------  --------------------
  Total non-interest expense                                                            2,603                 1,941
                                                                                  --------------------  --------------------

  Income before income tax expense                                                      1,124                 1,130

Income tax expense                                                                        420                   463
                                                                                  --------------------  --------------------

  Net income                                                                              704                   667
                                                                                  ====================  ====================
Earnings per common share:
 Basic                                                                                   0.35                  0.27
 Diluted                                                                                 0.34                  0.27
                                                                                  ====================  ====================